Exhibit 10.6

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

THIS TRANSITIONAL TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of [—], 2014 (the “Effective Date”), is made and entered into by and between GE Capital Registry, Inc. (“Licensor”) and Synchrony Financial (“Company”).

WHEREAS, General Electric Company (“GE”), General Electric Capital Corporation (“GECC”) and Company previously entered into that certain Master Agreement, dated [—], 2014 (as amended, modified or supplemented from time to time in accordance with its terms, the “Master Agreement”);

WHEREAS, the Master Agreement requires the execution and delivery of this Agreement by the Parties as of the Effective Date;

WHEREAS, GE, the parent of Licensor, owns the Licensed Marks (as defined below) and holds registrations thereof in various countries of the world for various products and services, and has granted Licensor the right to sublicense the Licensed Marks;

WHEREAS, Licensor has the right to grant the licenses granted in this Agreement to Licensee (as defined below);

WHEREAS, the Licensed Marks constitute valuable rights owned and used by GE in conducting its and its Affiliates’ business and designating the origin or sponsorship of its and its Affiliates’ distinctive products and services;

WHEREAS, Licensor desires to enhance and protect the goodwill of the Licensed Marks and to preserve GE’s and its Affiliates’ right to label products with and associate services with the Licensed Marks so as to avoid consumer confusion;

WHEREAS, Licensee and Licensor agree that certain rules regarding Licensee’s use of the Licensed Marks are necessary to enhance and protect the goodwill of the Licensed Marks, and to ensure that Licensor’s rights in the Licensed Marks are preserved; and

WHEREAS, in connection with the transactions contemplated by the Master Agreement, Licensor desires to grant to Licensee a license to use the Licensed Marks in accordance with the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Licensor and Company, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Master Agreement. The following capitalized terms as used in this Agreement have the meanings set forth in this Article 1:

A. “Commercialize” means (i) with respect to products, to develop, design, offer, distribute, sell and/or otherwise commercialize and (ii) with respect to services, to perform, offer, distribute, render, sell and/or otherwise commercialize.

B. “Licensed Marks” means and is limited to (i) the Specified GE Marks and (ii) the Licensed Tagline.

C. “Licensed Tagline” means the phrase “Built from GE Heritage”, but only all of the words “Built from GE Heritage” used in that order.

D. “Licensee” means collectively Company and the Permitted Sublicensees/Assignees.

E. “License Territory” means the jurisdictions set forth on Exhibit B attached hereto.

F. “New Products and Services” means all products and services not being actively Commercialized as of the Effective Date that are first Commercialized by Licensee within six (6) months after the Effective Date utilizing the Licensed Marks and (i) are of a quality that is equal to or better than the Products and Services offered by GECC and its Affiliates (including Company and its Subsidiaries) in the conduct of the Company Business prior to the Effective Date, (ii) are intended for the same or substantially similar purpose and application as such Products and Services, and (iii) are not any of the Products and Services listed in Exhibit C attached hereto; provided that, to the extent such products or services are not natural extensions of Products and Services, such products and services shall be approved by the Company Board.

G. “Party” means Licensor and Company individually, and “Parties” means Licensor and Company collectively.

H. “Permitted Assignees” means Company’s direct and indirect wholly-owned Subsidiaries to which this Agreement has been assigned under Section 9.A.

I. “Permitted Sublicensees” means Company’s direct and indirect wholly-owned Subsidiaries which have been granted a sublicense under Section 2.C.

J. “Permitted Sublicensees/Assignees” means Permitted Sublicensees and/or Permitted Assignees, as the context requires.

K. “Products” and “Services” mean, respectively, (i) products and services Commercialized prior to the Effective Date by GECC and its Affiliates (including Company and its Subsidiaries) in the conduct of the Company Business, (ii) products and services listed in Exhibit C attached hereto, and (iii) New Products and Services subject to the approval of Licensor as set forth in Section 3.A.

L. “Specified GE Marks” means the Marks listed and referenced in Exhibit A attached hereto alone and in such combinations with other words, phrases and logos that are (a) in use by GECC and its Affiliates in the conduct of the Company Business as of the Effective Date and (b) in conformance with the Usage Guidelines (unless otherwise approved in writing by Licensor).

M. “Standards of Quality” means at least the same high standards of quality, appearance, service and other standards that are observed immediately prior to the Effective Date by GECC and its Affiliates in the Commercialization, advertising, marketing and promotion of Products sold and Services rendered immediately prior to or as of the Effective Date, provided that the foregoing standards shall be no less than the standards that Licensee observes in its Commercialization, advertising, marketing and promotion from time to time of any products and services similar to the Products and Services.

N. “Transitional Services Agreement” means that certain Transitional Services Agreement entered into by and between GECC and the Company, dated [—], 2014 (as amended, modified or supplemented from time to time).

O. “Trigger Date” means the first date on which members of the GE Group cease to beneficially own (excluding for such purposes shares of Company Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Company Common Stock) more than fifty percent (50%) of the outstanding Company Common Stock.

P. “Usage Guidelines” means Licensor’s guidelines for use of the Licensed Marks as may be provided and amended from time to time by Licensor in its sole discretion, including the General Electric Company’s Brand Identity Guidelines (www.gebrandcentral.com/brand/design_library/); provided, however, that such guidelines shall not be more onerous than those which apply to use of the Licensed Marks by GE and its Affiliates in connection with products or services that are similar to the Products and Services.

2. LICENSE GRANT

A. Grants.

1. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company a worldwide, non-exclusive, non-transferable, non-assignable (other than to Permitted Assignees as expressly provided in Section 9.A), royalty-free, fully paid up license, with no right to sublicense (other than to Permitted Sublicensees as expressly provided in Section 2.C), for a period not to exceed the Term, or such longer time periods as set forth in Exhibit D corresponding to each item thereon (each, a “Maximum License Term”), and only in the License Territory to use the Specified GE Marks only in connection with Products and Services Commercialized by Company and its Permitted Sublicensees/Assignees in the form in which such Specified GE Marks were applied to such materials prior to the Effective Date; provided, however, that Company shall use reasonable efforts to cease and discontinue use of such Specified GE Marks as soon as practicable after the Effective Date; and provided, further, that in each case, all such Specified GE Marks shall be removed from such applicable items following the end of the applicable Maximum License Term (except to identify Products and Services bearing such Licensed Marks, in which case such identification may be made through the Term subject to the terms and conditions of this Agreement). All such use shall be in strict accordance with the Standards of Quality and otherwise in accordance with the terms and conditions of this Agreement.

2. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company a worldwide, non-exclusive, non-transferable, non-assignable (other than to Permitted Assignees as expressly provided in Section 9.A), royalty-free, fully paid up license, with no right to sublicense (other than to Permitted Sublicensees as expressly provided in Section 2.C), for a period not to exceed three (3) years after the Trigger Date and only in the License Territory to use, subject to Licensor’s prior written approval prior to each type of use (which approval process is described in Section 2.B below), the Licensed Tagline in connection with (i) the Products and Services Commercialized by Company and its Permitted Sublicensees/Assignees or (ii) the general promotion of the Company Business, in each case in strict accordance with the Standards of Quality and otherwise in accordance with the terms and conditions of this Agreement.

B. License Limitations; Approval Process. The foregoing license to use (i) the Specified GE Marks is limited to use on or in connection with the Products or Services only (including any advertising, display, promotional copy, and other associated materials bearing such Licensed Marks that are in the form used prior to the Effective Date or otherwise approved in advance of their use by Licensor (which approval process is described below)) and (ii) the Licensed Tagline is limited to use on or in connection with the Products or Services or in the general promotion of the Company Business only. Company shall not, and shall cause its Subsidiaries not to, except as specifically permitted in this Agreement or approved in advance by Licensor, use the Licensed Marks or give consent to the use of the Licensed Marks to any other Person in any manner. In connection with any proposed use of the Specified GE Marks or Licensed Tagline that requires Licensor’s prior approval pursuant to the foregoing Section 2.A.2 or subpart (i) of this Section, Licensee shall provide Licensor with prior written notice of such proposed use and Licensor shall thereafter have thirty (30) days to approve or reject such use. If Licensor fails to respond within that thirty (30) day period, Licensee may send Licensor a reminder notice in writing (with a copy to Weil, Gotshal & Manges LLP as set forth in Section 9.D) and, if Licensor fails to respond to such reminder notice within thirty (30) days of receiving such reminder notice, such submission shall be deemed approved by Licensor. If Licensor rejects any such proposed use, the Licensed Marks and any materials bearing the Licensed Marks may not be used or disseminated unless the Licensed Marks are entirely removed therefrom.

C. Permitted Sublicenses. Company may grant sublicenses of the rights and licenses granted under Sections 2.A.1 and 2.A.2 to a direct or indirect wholly-owned Subsidiary, which Subsidiary has executed an agreement to be bound by all obligations of Company and/or Licensee under this Agreement relating to such right and license and providing Licensor standing to enforce the terms and conditions of this Agreement without joinder of Company. Company shall promptly provide a copy of such agreement to Licensor. Company shall cause the Permitted Sublicensees to comply with the terms and conditions of this Agreement.

D. Reservation of Rights. Any rights not granted to Licensee in this Agreement are specifically reserved by and for Licensor, GE and their Affiliates. Except as expressly provided in Sections 2.A, 2.B and 2.C, no licenses or other rights are implied or granted by estoppel or otherwise. Company hereby accepts, and shall cause its Permitted Sublicensees/Assignees to accept, this grant of license subject to the terms and conditions set forth in this Agreement.

3. NEW PRODUCTS AND SERVICES

A. The grant of a license to use the Licensed Marks in connection with all New Products and Services is subject to the advance written approval of Licensor as to quality, purpose, and application, such approval not to be unreasonably withheld if such New Products and Services meet the Standards of Quality. For the avoidance of doubt, nothing in this Agreement shall be construed as requiring approval by Licensor of Licensee’s Commercialization of products or services that do not utilize the Licensed Marks.

B. Licensee shall submit representative samples of all New Products and Services to Licensor at the address specified in Section 9.D or such other address as specified by Licensor. Licensor shall thereafter have thirty (30) days to approve or reject each such New Product or Service. If Licensor fails to respond within such thirty (30) day period, Licensee may remind Licensor in writing and, if Licensor fails to respond to such reminder within ten (10) days of receiving such reminder, such submission shall be deemed disapproved by Licensor. No New Product or Service may be sold under or in connection with a Licensed Mark prior to receipt of written approval from Licensor.

C. On the date that is six (6) months after the Effective Date, Licensee shall provide to Licensor a complete and accurate list of all New Products and Services existing as of such date in accordance with this Agreement.

4. EXAMINATION OF PRODUCTS AND SERVICES

A. Licensor shall have the right to supervise and control the use of the Licensed Marks by Licensee with respect to the nature and quality of the Products and Services Commercialized by Licensee and the materials used to advertise, market and promote such Products and Services for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and the reputation of Licensor, GE and their Affiliates. The Steering Committee (as defined in the Transitional Services Agreement) shall monitor the progress of Licensee in ceasing use of the Licensed Marks by Licensee pursuant to the time periods for each media set forth in Exhibit D hereto, as if each media of use in Exhibit D were a Transitional Arrangement (as defined in the Transitional Services Agreement). All Products and Services (including New Products and Services and all such materials using the Licensed Marks) shall meet all requirements as set forth in Articles 2 and 3 herein and shall comply with all applicable Laws (collectively, the “Applicable Standards”). For the avoidance of doubt, nothing in this Section 4.A shall be construed as providing the Licensor with authority over any aspect of the Products and Services other than the use of the Licensed Marks in connection with the Products and Services.

B. Licensor shall have the right to obtain from Licensee, at any time during the Term upon reasonable notice, reasonable information as to the nature and quality of the Products and Services and advertising, marketing and promotional materials therefor using the Licensed Marks and the manner in which the Licensed Marks are used in connection with the Products, Services or such materials.

C. If Licensor notifies Licensee that it has a bona fide belief that the Products or Services or the use of the Licensed Marks are not in conformance with the requirements of this Agreement: (i) Licensor and its authorized representatives shall, upon reasonable notice to Licensee, have the right to visit the offices and facilities of Licensee where Products, Services or such materials using the Licensed Marks are Commercialized, advertised, marketed, or promoted in order to conduct a reasonable inspection and examination of such offices and facilities solely for the purpose of determining compliance with this Agreement, provided that the right to have such visits, inspections and examinations shall be exercised in such manner and at such times so as not to interfere unreasonably with the business or operations of the Licensee; (ii) upon Licensor’s reasonable request, Licensee shall furnish Licensor representative samples of all Products to which the Licensed Marks are affixed and representative samples showing all other uses of the Licensed Marks by Licensee; and (iii) upon Licensor’s reasonable request, and upon reasonable notice, Licensee shall permit Licensor to promptly examine and audit documents, books and records pertaining specifically to the Commercialization, servicing, quality, performance, and other characteristics of Products and Services as Licensor may reasonably require to verify that all Products and Services using the Licensed Marks and all advertising, marketing and promotional materials therefor meet the Standards of Quality and that Licensee’s use of the Licensed Marks complies with Licensee’s obligations under this Agreement. In conducting any such inspection or audit under this Section 4.C, Licensor shall take all steps reasonably required by Licensee to minimize disruption to Licensee’s business and to avoid disclosure of Licensee’s confidential and proprietary information and materials, including executing reasonable nondisclosure agreements, provided that such steps and agreements shall not prevent Licensor from pursuing any claims that it may have in connection with this Agreement. Licensee shall submit representative samples of all marketing, advertising and promotional material not in use as of the Effective Date incorporating the Licensed Marks (“New Promotional Materials”) (including packaging for Products) to Licensor at the address specified in Section 9.D or such other address as specified by Licensor. Licensor shall thereafter have thirty (30) days to approve or reject each such New Promotional Material; provided that Licensor shall only reject such New Promotional Material if Licensor reasonably believes that such New Promotional Material does not comply with this Agreement and the Standards of Quality. If Licensor fails to respond within that thirty (30) day period, Licensee may send Licensor a reminder notice in writing (with a copy to Weil, Gotshal & Manges LLP as set forth in Section 9.D) and, if Licensor fails to respond to such reminder notice within thirty (30) days of receiving such reminder, such submission shall be deemed approved by Licensor. If Licensor rejects any such proposed use, such New Promotional Material may not be used or disseminated unless the Licensed Marks are entirely removed therefrom.

D. Licensee may display, advertise and/or sell the Products and Services on or in connection with the World Wide Web or other Internet-based services (collectively, the “Internet”) provided that Licensee strictly adheres to the terms of this Agreement, including the following conditions: (i) the Licensed Marks shall neither be used in the domain name of Licensee’s website(s) nor as part (nor whole) of the URL(s) relating to Licensee’s website(s) or any other website(s) controlled by Licensee, unless specifically approved by Licensor in its sole discretion and (ii) Licensee shall not link from web pages featuring the Licensed Marks and/or the Products and Services to any website owned by the GE or its Affiliates, unless Licensee has obtained written approval from Licensor for use of such link.

E. If, at any time, the Commercialization, advertising, marketing, promotion, servicing, quality or performance of any Products or Services fail, in the reasonable opinion of Licensor, to conform to the Standards of Quality or any other requirement of this Agreement, and Licensor notifies Licensee using the Licensed Marks of such failure, Licensee shall take all necessary steps to bring such Products and Services into conformance with the Standards of Quality and other requirements of this Agreement. If Licensee fails to cure any such non-conformity within thirty (30) days of such notice of nonconformity, then, without prejudice to Licensor’s right to terminate the Agreement pursuant to Section 7.B, Licensee shall use its best efforts to promptly cease Commercializing, advertising, marketing, promoting, and servicing such non-conforming Products and Services and/or advertising, marketing and promotional materials in connection with the Licensed Marks. Licensee acknowledges that any use of the Licensed Marks during a suspension period in contravention of this Section 4.E shall be deemed unauthorized and infringing.

5. USE OF LICENSED MARKS

A. Under the license and rights granted herein, Licensee is authorized to use the Licensed Marks only as provided in Article 2.

B. Licensee shall comply with the Usage Guidelines with respect to the appearance and manner of use of the Licensed Marks. In using the Licensed Marks, Licensee shall indicate that the Licensed Marks are registered trademarks of GE. Any use of the Licensed Marks not specifically provided for by the Usage Guidelines (including any uses not contemplated by the Usage Guidelines, any uses in contravention of the Usage Guidelines and any clarifications of the Usage Guidelines) shall be adopted by Licensee only upon prior written approval by Licensor.

C. Without limiting Section 5.B, all use of the Licensed Marks by Licensee hereunder shall be in accordance in all respects with the provisions of this Agreement, and with the Usage Guidelines. Licensee shall not: (i) unless otherwise approved in writing by Licensor in advance of such use, alter the Licensed Marks in any manner, including proportions, colors, elements, or otherwise; or animate, morph or otherwise distort its perspective or two-dimensional appearance; or alter any proprietary indicators, such as “TM,” or ®, which appear with the Licensed Marks; (ii) use the Licensed Marks in any manner that (a) disparages GE or its Affiliates, or their products or services, (b) infringes Licensor’s, GE’s or their Affiliates’ Intellectual Property rights, or (c) violates any applicable Laws; (iii) use the Licensed Marks in any manner that implies sponsorship or endorsement of Licensee or its products and services by Licensor, GE or their Affiliates; (iv) use the Licensed Marks as a feature or design element of or alongside or in conjunction with any other logo or any other company’s name and/or Mark other than as permitted with respect to the Licensed Tagline in the form agreed upon in advance of any such use by Licensor in writing; (v) intentionally or negligently (a) commit or cause to be committed any illegal or unethical acts or (b) engage in any conduct that disparages, disputes, attacks, challenges, impairs, dilutes or is likely to harm the reputation or goodwill associated with Licensor, GE or any of their Affiliates, or their products or services, or the Licensed Marks or the rights of Licensor, GE and their Affiliates therein; or (vi) use the Licensed Marks in connection with any Licensed Products or Services or advertising, marketing, promotional or other materials that infringe, misappropriate or violate any Intellectual Property of any third party.

D. Licensee shall comply with all applicable Laws pertaining to the Licensed Marks, including those pertaining to the proper use and designation of Licensed Marks and pertaining to the Commercialization, advertising, marketing and promotion of Products and Services.

E. Licensee shall use its reasonable best efforts (taking into consideration among other things any adverse impact or consequences that might arise from Licensee’s continued use of the Licensed Marks) to cease use of the Licensed Marks upon notice from Licensor to Licensee that, in the good faith opinion of Licensor, such use of the Licensed Marks might result in any trademark liability on the part of either Licensor, GE or their Affiliates or Licensee or a challenge to any of the Licensed Marks. Licensee shall comply fully and promptly with all guidelines provided to Licensee from time to time by Licensor for the purpose of distinguishing the Licensor’s Marks and preventing confusion of itself and another entity.

F. Licensee shall supply Licensor with such information as Licensor may reasonably request in order for Licensor to acquire, maintain and renew registrations of the Licensed Marks, to record this Agreement, to enter Licensee as a registered or authorized users of the Licensed Marks or for any purpose reasonably related to Licensor’s maintenance and protection of the Licensed Marks (including information concerning sales and other dispositions of Products and Services that are required in connection with the foregoing). Licensee shall fully cooperate with Licensor’s reasonable requests in the execution, filing, and prosecution of any registration of a Mark or copyright relating to the Licensed Marks that Licensor may desire to obtain. For the foregoing purpose, Licensee shall supply to Licensor such samples, labels, letterheads and other similar materials bearing the Licensed Marks as may be reasonably required by Licensor.

G. Licensor and GE retain the sole right to protect at their sole discretion the Licensed Marks, including deciding whether and how to file and prosecute applications to register the Licensed Marks, whether to abandon such applications or registrations, and whether to discontinue payment of any maintenance or renewal fees with respect to any such registrations. Notwithstanding anything to the contrary in Article 2, Licensee will not use the Licensed Marks, nor may any particular Product or Service be Commercialized, marketed, advertised, or promoted (i) in any jurisdiction where the Licensed Marks have not been registered in the relevant Mark class(es) for Products and Services, until an appropriate Mark search has been conducted and an application to register the particular Licensed Mark in the relevant Mark class(es) for Products and Services has been filed in such jurisdiction, or Licensor determines in good faith on the advice of its trademark counsel that (a) it would be preferable not to seek to register such Licensed Mark in such jurisdiction but that there is no material impediment to the use of such Licensed Mark therein or (b) use of such Licensed Mark without registration is not likely to adversely affect Licensor’s rights in and to such Licensed Mark in such jurisdiction, and (ii) in a jurisdiction where entry of Licensee as a registered or authorized users is required by Law, prior to the execution of an appropriate registered user agreement or similar agreement and the filing thereof with the appropriate governmental agency. In the event that Licensee desires to Commercialize, market, advertise or promote any Product or Service under a Licensed Mark in any jurisdiction where such Licensed Mark has not been registered in the relevant Mark class(es), Licensee shall provide prior written notice thereof to Licensor and Licensee shall pay all reasonable, preapproved, documented costs for the Mark search and for any application to register such Licensed Mark in such jurisdiction. Not in limitation of the foregoing or Licensor’s rights hereunder (including pursuant to Articles 7 and 8), in the event that Licensor determines that Licensee is using the Licensed Marks in a jurisdiction where such Licensed Marks are not registered in the appropriate Mark class(es) for Products and Services, Licensor at its sole discretion shall have the option to require such registration at Licensee’s expense. GE will own all right, title and interest in and to any and all registrations and applications for registration of the Licensed Marks, whether filed before or after the Effective Date.

H. Other than with the prior written consent of Licensor, to be granted or withheld in Licensor’s sole discretion, Licensee shall not enter into any agreements relating to the placement of paid listings for “keyword” or similar Website searches that consist of any of the Licensed Marks either alone or in combination with other words or phrases. Upon expiration or termination of this Agreement, Licensee shall assign any agreements relating to the placement of listings in response to Website search terms and keywords that include the Licensed Marks to Licensor, unless such agreements by their own terms are non-assignable, in which case Licensee shall terminate such agreements.

6. OWNERSHIP AND VALIDITY OF LICENSED MARKS

A. Licensee admits the validity, and GE’s ownership, of the Licensed Marks and agrees that any and all goodwill, rights or interests that might be acquired by the use of the Licensed Marks by Licensee shall inure to the sole benefit of GE. If Licensee obtains rights or interests in the Licensed Marks, Licensee hereby transfers, and shall execute upon request by Licensor any additional documents or instruments necessary or desirable to transfer, those rights or interests to GE and its Affiliates. Licensee admits and agrees that, as between the Licensor and Licensee, Licensee has been extended only a mere permissive right to use the Licensed Marks as provided in this Agreement which is not coupled with any ownership interest.

B. Licensee agrees not to: (i) use or register in any jurisdiction any Marks confusingly similar to, or consisting in whole or in part of, the Licensed Marks, (ii) register the Licensed Marks in any jurisdiction, without in each case the express prior written consent of Licensor, or (iii) use the Licensed Marks in any trade name, service name, corporate name or designation including any of the Licensed Marks. Whenever Licensee becomes aware of any reasonable likelihood of confusion or risk thereof between a Mark used by Licensee and a Licensed Mark, Licensee shall take appropriate steps to promptly remedy or avoid such confusion or risk of confusion.

C. Licensee shall give Licensor notice promptly of any known or presumed infringements or other violations of the Licensed Marks of which it becomes aware. Licensee shall render to Licensor full and prompt cooperation (and, subject to Article 5, at Licensor’s expense) for the enforcement and protection of the Licensed Marks. Licensor shall retain all rights to bring all actions and proceedings in connection with infringement or other violations of the Licensed Marks at its sole discretion. If Licensor decides to enforce the Licensed Marks against an infringer, all costs incurred and recoveries made shall be for the account of Licensor.

D. Licensee will not at any time during the Term, and any time thereafter for as long as Licensor, GE or any of their Affiliates shall own any rights in the Licensed Marks, willingly do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill associated with Licensor, GE, GECC, or their Affiliates or any of the Licensed Marks.

E. Licensee has no right, and shall not represent that it has any right, to bind or obligate Licensor in any way.

7. TERM AND TERMINATION

A. Unless sooner terminated pursuant to any provision of this Article 7, and subject to the survival of certain provisions as set forth in Section 7.G, the term of this Agreement shall commence on the Effective Date and continue until the Trigger Date (“Term”).

B. In the event that Company or any of its Permitted Sublicensees/Assignees breach in any material respect any representation, warranty or covenant of this Agreement, and Licensor gives Company written notice of such breach (which notice shall provide a description of the breach that is reasonable under the circumstances), Company and any such Permitted Sublicensee/Assignee shall have thirty (30) days from its receipt of such notice to remedy such breach. If such breach is not remedied within such thirty (30) day period, Licensor shall have the right to terminate this Agreement, in whole or in part, at any time thereafter by giving Company notice of such termination.

C. This Agreement shall automatically terminate upon notice to Company (i) in its entirety upon any of the following events with respect to Company and (ii) with respect to any Permitted Sublicensee/Assignee, upon any of the following events with respect to such Permitted Sublicensee/Assignee:

1. any merger or consolidation of Company or such Permitted Sublicensee/Assignee with a third party that is not an Affiliate of Licensee;

2. the sale of all or substantially all of the assets of Company or such Permitted Sublicensee/Assignee to a third party that is not an Affiliate of Licensee; or

3. a change of control of Company or such Permitted Sublicensee/Assignee whereby any third party that is not an Affiliate of Licensee acquires fifty percent (50%) or more of the outstanding voting securities of Company or such Permitted Sublicensee/Assignee or the power, directly or indirectly, to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of Company or such Permitted Sublicensee/Assignee.

D. In the event of any termination in connection with any such merger, consolidation, sale, or change of control, Licensee may submit to Licensor a written request to continue its then-current use of the Licensed Marks for a transition period (which in each case shall not be longer than the applicable Maximum License Term), which period will be subject to Licensor’s prior written approval, which approval will not be unreasonably withheld.

E. This Agreement shall automatically terminate with respect to Company or a Permitted Sublicensee/Assignee without notice to Licensee by Licensor in the event that Company or such Permitted Sublicensee/Assignee commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief laws or similar laws in any other jurisdiction, which proceedings are not dismissed within sixty (60) days; Company or such Permitted Sublicensee/Assignee makes a general assignment for the benefit of its creditors; or Company or such Permitted Sublicensee/Assignee ceases operations or is liquidated or dissolved.

F. Upon any expiration or termination of this Agreement, Licensee shall cease and completely discontinue use of the Licensed Marks other than as provided in: (i) Section 2.A.1 with respect to the Specified GE Marks solely as to the items for the applicable Maximum License Terms that extend beyond the Term; and (ii) Section 2.A.2 with respect to the Licensed Tagline for the remainder of the period set forth therein.

G. The following provisions of this Agreement shall survive any termination or expiration of this Agreement: (i) the licenses granted pursuant to Sections 2.A.1 (solely for the applicable Maximum License Term for such items in Exhibit D that are intended to survive the Term) and Section 2.A.2 (only for the time period set forth therein); (ii) all other terms and conditions of this Agreement applicable to such license grants; and (iii) Sections 6.A, 6.B and 6.D and Articles 8 and 9. Subject to the preceding sentence and except as expressly provided otherwise herein, upon termination or expiration of this Agreement, all licenses granted to Licensee herein shall immediately terminate.

8. INDEMNIFICATION; DISCLAIMERS; ASSUMPTION OF RISK

A. Licensee shall fully indemnify and hold harmless Licensor, GE and their Affiliates and their directors, officers, partners, employees and agents (collectively, “GECC Indemnified Parties”) from and against any and all claims, losses, damages, liabilities, costs (including reasonable attorneys’ fees), and expenses asserted against or suffered by any such party and arising out of or relating to (i) Licensee’s breach of this Agreement; (ii) any claim that Licensee’s use of the Licensed Marks other than in accordance with the terms set forth in this Agreement, infringes or otherwise violates the Intellectual Property rights of any third party; and (iii) any claim arising from products or services Commercialized, advertised, marketed or promoted by Licensee from and after the Effective Date under or in connection with the Licensed Marks.

B. EACH PARTY AGREES AND ACKNOWLEDGES THAT THE LICENSED MARKS ARE LICENSED HEREUNDER AS IS, WITH ALL FAULTS, WITHOUT WARRANTY OF ANY KIND, AND SUBJECT TO ALL EXISTING LICENSES AND RIGHTS GRANTED, AND THAT LICENSOR DOES NOT MAKE, AND LICENSOR HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

C. Each of Licensor and Licensee expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

D. Licensee hereby assumes all risk and liability resulting from Licensee’s use of the Licensed Marks.

9. MISCELLANEOUS PROVISIONS

A. Assignment. This Agreement shall not be assigned, in whole or in part, by operation of Law or otherwise without the prior written consent of both Parties, except that (i) Licensor may assign any or all of its rights and obligations under this Agreement to any of its Affiliates or (ii) Licensee may assign any or all of its rights and obligations under this Agreement to any of its direct or indirect wholly-owned Subsidiaries, provided that (x) such Subsidiary executes an agreement to be bound by all of the obligations under this Agreement, (y) Company has a continuing obligation to cause such Subsidiary to perform under this Agreement and (z) Company guarantees the performance of such Subsidiary. Any attempted assignment in violation of this Section 9.A shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

B. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

C. Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

D. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to Licensor and Licensee at the following addresses (or at such other address as shall be specified in a notice given in accordance with this Section 9.D):

Licensor:

GE Capital Registry, Inc.

120 Long Ridge Road, 2C-34

Stamford, CT 06902-1247

Attention: George Thompson

Facsimile: +353 402 29100

with a copy (which shall not constitute notice) to:

General Electric Company

Corporate Trademark Operation

3135 Easton Turnpike

Fairfield, CT 06828

Attention: Kathryn Barrett Park

Facsimile: (203) 373-2181

with a copy (which shall not constitute notice) to:

General Electric Company

3135 Easton Turnpike

Fairfield, CT 06828

Attention: Senior Counsel for Transactions

Facsimile: (203) 373-3008

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Howard Chatzinoff, Esq.

Facsimile: (212) 310-8007

Licensee:

Synchrony Financial

777 Long Ridge Road

Stamford, CT 06902

Attention: General Counsel

Fax: (203) 567-8103

E. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

F. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Exhibits hereto), together with the Master Agreement, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

G. No Third Party Beneficiaries. Except as provided in Section 2.C with respect to Permitted Sublicensees and Article 8 with respect to GECC Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

H. Public Announcements. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

I. Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties hereto. No waiver by any party hereto of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party hereto so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

J. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Exhibit are references to the Articles, Sections, paragraphs, and Exhibits to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

K. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination of any provision of this Agreement shall be resolved in accordance with Article IX of the Master Agreement.

L. Specific Performance. Licensee acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Licensor, GE and their Affiliates and that none of Licensor, GE and their Affiliates will have an adequate remedy at law. Therefore, the obligations of Licensee under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Licensor may have under this Agreement or otherwise.

M. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.M.

N. Relationship of the Parties. Nothing contained herein is intended or shall be deemed to make either Party the agent, employee, partner or joint venturer of the other Party or be deemed to provide such Party with the power or authority to act on behalf of the other Party or to bind the other Party to any contract, agreement or arrangement with any other individual or entity.

O. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

GE CAPITAL REGISTRY, INC.

By:
Name:
Title:

SYNCHRONY FINANCIAL

By:
Name:
Title:

Signature Page to Transitional Trademark License Agreement

Exhibit A

Specified GE Marks

(i) The following General Electric Monogram Logo as defined and set forth in GE’s identity program manual and as updated and provided by Licensor to Licensee from time to time at http://gebrandcentral.com/brand/design_library/:

(ii) The word marks “GE”, “GE Capital”, “GE Capital Retail Bank”, “GE Money” and “GECAF”;

The following GECAF WITH ARCH DESIGN logo:

The following REFINED DESIGN BY GECAF WITH ARCH DESIGN logo:

Exhibit B

License Territory

The United States of America, its territories and possessions, and Canada

Exhibit C

Near-Launch Products and Services

None.

Exhibit D

Maximum License Terms

MEDIA OF USE	MAXIMUM LICENSE TERM (Trigger Date for anything not otherwise explicitly listed below)
Stationery and Administrative
Corporate Cards (P Card and T&L Card)	6 months after the Trigger Date

Online

URL portal for customers and partners containing the Licensed Marks including but not limited to http://www.gogecapital.com, www.mgogecapital.com and https://banking.gecrb.com

(without prejudice to the services relating to this URL under the Transitional Services Agreement)

6 months after the Trigger Date
Online servicing through partner (includes account servicing sites, alerts, e-mails, etc.)	6 months after the Trigger Date
Intranet (internal non-customer facing)	6 months after the Trigger Date

Other IT
Email addresses / signatures (without prejudice to the services relating to email addresses under the Transitional Services Agreement)	6 months after the Trigger Date

Product Materials
Print and online cardholder documentation (e.g. application form, terms and conditions, change in terms, promo financing terms, replacement terms, etc.)	6 months after the Trigger Date
Print and online cardholder documentation (i.e. privacy policy)	6 months after the Trigger Date
Partner training materials	6 months after Trigger Date

Facilities Signs (Branches & Other Premises)
In-store signs / communications (retailer locations)	6 months after the Trigger Date

MEDIA OF USE	MAXIMUM LICENSE TERM
HR Communications
Paychecks (India & Philippines)	12 months after the Trigger Date
Employee resources (e.g., benefits, EAP, rewards and recognition, etc.)	12 months after the Trigger Date
Recruiting materials, advertisements	12 months after the Trigger Date
Training materials	12 months after the Trigger Date
Employee programs/ initiatives	12 months after the Trigger Date

MEDIA OF USE	MAXIMUM LICENSE TERM
Stationery and Administrative
GE Inspira Font	18 months after the Trigger Date
IT
Partner websites (e.g. Walmart.com) not hosted by RF with references to GE or GECRB	18 months after the Trigger Date
Supplier portals	18 months after the Trigger Date
In-store POS (retailer/provider/branch locations)	18 months after the Trigger Date
Removal of GE marks, fonts, templates from internal systems (e.g., Workstation)	18 months after the Trigger Date

MEDIA OF USE	MAXIMUM LICENSE TERM
Products
Existing cards in market as of 6 months after the Effective Date (e.g. Care Credit, Payment Solutions, PLCC and Dual Retail Cards, ATM, BRC)	As soon as practicable after the Effective Date and in no event later than 3.5 years from such date

For the avoidance of doubt, the Specified Licensed Marks may be used on the following media, and any other media not identified in this Exhibit D, for a period not to exceed the Term (the Effective Date through the Trigger Date), subject to the requirements of Section 2.A.1 and other requirements and limitations of the Agreement.

MEDIA OF USE
Stationery and Administrative
Branded office supplies (e.g. letterhead, envelopes, fax cover sheets, mailing/labels, etc.)
Templates (e.g. PowerPoint, e-mail signature, screen saver, business cards, etc.)
Employee / Visitor / Contractor badges
Parking passes
Voicemails
Bills / invoices / purchase orders

Other IT
ATM screens (Deposits)

Products
New cards to be issued (e.g. new accounts, replacement, lost/stolen)

Other Product Materials
Plastic package (includes card carrier, marketing inserts, envelope, etc.)

Deposits collateral (e.g. checkbook, deposit slips, check order form, envelope, etc.)
Customer billing statement – GE branded (overlay, backer, remit slip)
Customer billing statement - retailer branded (overlay, backer, remit slip)
Billing statement package (e.g. outer envelope, remit envelope, inserts, etc.)
Call center / IVR / outbound call scripts
Servicing letters and envelopes (e.g. Risk, Ops, Collections, etc.)
Credit Bureau submissions
Bank Account tags (ACH, Direct Deposit)

PR / IR Communications
Press release, financial reports, press kits
Social (e.g. Twitter, Facebook, LinkedIn, YouTube, podcasts, etc.)
White papers, trade pub articles

HR Communications
Paychecks (for US, Canada and Puerto Rico)

Facilities Signs (Branches & Other Premises)
Building signs (e.g. exterior, interior, parking, etc.)

Marketing / Sales
Advertising (print, TV, radio, billboard, online, trade pubs, institutional ads)
Direct marketing (direct mail, e-mail, texts, AVM, etc.)
Merchandise (t-shirts, hats, mugs, etc.)

Special events
Sponsorship materials/events
Community events (e.g. Habitat for Humanity)
Tradeshow booths

Other
Credit Bureaus
CFPB
Associations (e.g., Visa, MasterCard)